Priour, James
Exhibit 10.2
March 3, 2021
Mr. James Priour
Senior Vice President, Commercial
Dear James,
Re: Annual Compensation Review

Our Compensation Review Process for the 2020 performance year is now complete. On behalf of the Zymeworks’ Board of Directors, I am pleased to confirm your promotion to the position of Chief Commercial Officer, in addition to the following changes to your base salary.

Current Base Salary	$375,000 (USD)
Merit Increase %	6.67%
Base Salary (as of January 1st, 2021)	$400,000 (USD)

Executive bonus compensation awards are determined based on two criteria: the degree to which the company achieved its corporate goals for the year (weighted at 75%), and the degree to which you achieved your Individual goals for the year (weighted at 25%).

Details of your bonus payment are provided below:

2020 Target Bonus %	35.00%
2020 Bonus Payment	$126,328 (USD)
2021 Target Bonus %	40.00%

Change in base salary and bonus payment will be reflected on the March 15th, 2021 pay.

Performance-based Stock Option Award Performance-based Restricted Stock Unit Award	37,500 6,250

You will be notified at a later date when your performance-based stock option award and restricted stock unit awards are ready for your review and acceptance in Shareworks.

Your revised compensation is based on a market assessment of Zymeworks’ compensation practices and your contributions to the Company’s goals and ongoing efforts to make Zymeworks a world leader in antibody and protein therapeutics. All other terms and conditions of your employment contract remain unchanged.

This is well deserved! I want to personally thank you for all your contributions and commitment to Zymeworks’ success. It is appreciated.

Sincerely,

/s/ Ali Tehrani
Dr. Ali Tehrani
President & Chief Executive Office
Zymeworks Inc. 540-1385 West 8th Ave, Vancouver, BC, Canada, V6H 3V9 www.zymeworks.com